Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Forward Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	273,000	$6.18	$1,687,140	0.00015310	$258.30
	Total Offering Amounts					$1, 687,140
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$258.30

(1)       Pursuant to Rule 416, the securities being registered hereunder also include such indeterminable number of additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends, or similar transactions.

(2)       Amount Registered consists of up to 27,429 shares of common stock that may be issued to the Selling Stockholder pursuant to the Purchase Agreement between Forward Industries, Inc. and the Selling Stockholder, of which 24,929 shares of common stock were issued on May 16, 2025 to the Selling Stockholder, and up to 245,571 shares of common stock that Forward Industries, Inc. may sell to the Selling Stockholder pursuant to such Purchase Agreement.

(3)       Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The Nasdaq Capital Market on June 5, 2025, in accordance with Rule 457(c) of the Securities Act of 1933, as amended.